Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 26th day of February, 2014 and is effective as of this 1st day of April, 2014 (the “Effective Date”), between Sinclair Broadcast Group, Inc., a Maryland corporation (“SBG”), and Christopher Ripley (“Employee”).

R E C I T A L S

A.                                    SBG, through its direct and indirect wholly-owned subsidiaries, including but not limited to Sinclair Television Group, Inc., a Maryland corporation (“STG”), owns or operates television broadcast stations and invests in and/or manages some industry related and non-industry related businesses.

B.                                    The parties hereto desire that this Agreement shall state any and all understandings and agreement(s) between them (written and verbal, formal and informal) that precede the date of this Agreement and Effective Date and relate in any manner to the terms and conditions of Employee’s employment, including any prior understandings and agreements, which shall be superseded and replaced by this Agreement.

NOW, THEREFORE, IN CONSIDERATION OF the mutual covenants herein contained, the parties hereto agree as follows:

1.                                      Duties.

1.1.                            Duties Upon Employment.  Upon the terms and subject to the other provisions of this Agreement, Employee will be, as of the Effective Date and continuing thereafter, to be employed by SBG as its Chief Financial Officer.  In such capacity, Employee will:

(a)                                 report to the Board of Directors of SBG (the “SBG Board”), the Chief Executive Officer of SBG (the “SBG CEO”), and David B. Amy (the “SBG EVP”);

(b)                                 have such responsibilities and perform such duties as are customarily assigned to a chief financial officer of a public company of comparable size and as may from time to time be established and assigned by the SBG Board or the SBG CEO or the SBG EVP.

1.2.                            Full-Time Employment.  Employee agrees to devote Employee’s full working time, attention, and best efforts exclusively to the business of SBG and its direct and indirect subsidiaries; provided, however, so long as such activities, either individually or in the aggregate, do materially interfere with the performance of Employee’s duties hereunder, Employee shall be permitted to devote some of his time and attention to: (i) service on the board of his previously existing family owned and controlled business in Canada; (ii) his previously existing owned and operated dental business in Arizona; (iii) such public and private company boards of directors of companies that are not competitive with the business of SBG and its direct and indirect subsidiaries as disclosed by the Employee and pre-approved in writing by the SBG CEO and the SBG EVP (said approvals not to be unreasonably withheld, delayed, conditioned, or denied), and (iv) certain designated charitable, community, and industry organizations as shall be pre-approved by the SBG CEO or the SBG EVP (said approvals not to be unreasonably withheld, delayed, conditioned, or denied).

1.3.                            Location.  During the Employment Term, Employee’s services under this Agreement shall be performed principally in the Baltimore, Maryland Metropolitan Area, or such other location(s) as may from time to time be designated by the appropriate official at SBG.  The parties acknowledge and agree that the nature of Employee’s duties hereunder shall, in any event, require reasonable travel from time to time consistent with travel obligations inherent with the title, duties, and responsibilities of the Employee or as may be from time to time reasonably directed by the SBG Board or the SBG CEO or the SBG EVP.

2.                                      Term.

2.1.                            Term.  The term of Employee’s employment under this Agreement (the “Employment Term”) shall begin on the Effective Date and continue until employment is terminated in accordance with Section 4 of this Agreement.

2.2.                            At Will Employment.  Notwithstanding anything else in this Agreement to the contrary, including, without limitation, the provisions of Section 2.1, Section 3, or Section 4 of this Agreement, the employment of Employee is not for a specified period of time, and SBG or Employee may terminate the employment of Employee with or without Cause (as defined in Section 4.1(c) of this Agreement) at any time for any reason.  As of the date of this Agreement, there is not, nor will there be on the Effective Date or at any time in the future, unless by a writing signed by all of the parties to this Agreement, any express or implied agreement as to the continued employment of Employee.

3.                                      Compensation and Benefits.

3.1.                            Compensation.              Subject to the terms of this Agreement, SBG shall compensate Employee in the form of salary and bonus compensation.  The Employee’s initial annual salary is Seven Hundred Fifty Thousand Dollars and No Cents ($750,000.00) (the “Base Salary”), which shall be paid to Employee consistent with Company’s policies in effect from time to time.  During each calendar year, any increases to the Base Salary shall be determined by the Compensation Committee of SBG (the “Compensation Committee”).  In addition, Employee shall have the right to earn an annual discretionary performance bonus (the “Performance Bonus”) as determined by the Compensation Committee in its absolute and complete discretion.  The amount, terms, and payment of any such Performance Bonus will be based (in whole and/or in part) upon a recommendation for same received from management of SBG to the Compensation Committee.  Any such Performance Bonus shall be determined and payable after the Compensation Committee has had the opportunity to review any information that it determines is necessary, appropriate, or relevant for or to such determination.  Any changes (increases or decreases) to the Base Salary and/or Performance Bonus may be made in any manner determined by the Compensation Committee in its sole and compete discretion without altering any other terms of this Agreement.  Any deferred portion of Employee’s total compensation will be controlled by the terms of this Agreement, as may be amended from time to time only by subsequent written agreement(s) that are executed in accordance with this Agreement and in particular Sections 11.8 and 11.14 hereof.

3.2.                            Vacation.  During each calendar year during the Employment Term, Employee shall be entitled to paid vacation leave in an amount equal to one (1) week plus the amount otherwise determined in accordance with such policies in effect from time to time at SBG.

3.3.                            Health Insurance and Other Benefits.                                      During the Employment Term, Employee shall be eligible to participate in health insurance programs that may from time to time be provided by SBG for its employees generally, and Employee shall be eligible to participate in such other employee benefits plans that may from time to time be provided by SBG to its employees generally.

3.4.                            Tax Issues.  To the extent taxable to Employee, Employee will be responsible for accounting for and payments of taxes on the benefits provided to Employee, and Employee will keep such records regarding uses of these benefits as SBG reasonably requires and will furnish SBG all such information as may be reasonably requested by it with respect to such benefits.

3.5.                            Expenses.  SBG will pay or reimburse Employee (i) all moving expenses incurred by the Employee in moving himself and his spouse and minor children (as applicable) to the Baltimore, Maryland Metropolitan Area in accordance with Sinclair’s policies with regard thereto in effect from time to time, and (ii) the reasonable pre-approved interim lodging expenses of the Employee and his spouse and minor children pending any final move to the Baltimore, Maryland Metropolitan Area.  For the avoidance of doubt, such policies shall, until the first to occur of (a) Employee’s family permanently relocating to the Baltimore area and (b) one hundred fifty (150) days from the Effective Date, entitle Employee to be reimbursed for the cost of round-trip airfare for one (1) trip per month (not to exceed five (5) trips in the aggregate) by Employee’s spouse and children between Baltimore and Los Angeles, which shall all be reimbursed in accordance with the procedures applicable to business travel.  SBG shall also reimburse Employee for reasonable travel expenses that are reasonably necessary or appropriate for a business purpose.  Any question as to whether any such travel expense is subject to reimbursement shall be determined by the SBG CEO, SBG EVP, and /or the SBG Board, as the case may be.  Employee shall also be reimbursed for all other reasonable business expenses incurred by Employee during the Employment Term on behalf of SBG in accordance with corporate policies established from time to time by SBG.  Without limiting the generality of the foregoing, any expense reimbursement pursuant to this Section 3.5 shall be subject to Employee supplying to SBG itemized accounts or receipts in accordance with SBG’s procedures and policies with respect to reimbursement of expenses in effect from time to time.

4.                                      Employment Termination.

4.1.                            Termination Events.

(a)                                 The Employment Term will end, and the parties will not have any rights or obligations under this Agreement (except for the rights and obligations under those

Sections of this Agreement that are continuing and will survive the end of the Employment Term, as specified in Section 11.10 of this Agreement) on the earliest to occur of the following events (each a “Termination Date”):

(1)                                 the death of Employee;

(2)                                 the termination of Employment as a result of Employee’s Disability (as defined in Section 4.1(b) of this Agreement) of Employee;

(3)                                 the termination of Employee’s employment by Employee without Good Reason (as defined in Section 4.1(d) of this Agreement);

(4)                                 the termination of Employee’s employment by SBG for Cause (as defined in Section 4.1(c) of this Agreement);

(5)                                 the termination of Employee’s employment by SBG without Cause; or

(6)                                 the termination of Employee’s employment by Employee for Good Reason (as defined in Section 4.1(d) of this Agreement) within three (3) months of the inception of the event giving rise to the Good Reason; provided, however, the Employee has first given the Employer written notice of the Good Reason within ten (10) business days of its occurrence and thirty (30) days following such notice to correct it.

(b)                                 Except as is provided in the last sentence of this Section 4.1(b), for the purposes of this Agreement, “Disability” means Employee’s inability, whether mental or physical, to perform the normal duties of Employee’s position for ninety (90) days (which need not be consecutive) during any twelve (12) consecutive month period, and the effective date of such Disability shall be the day next following such ninetieth (90th) day.  If SBG and Employee are unable to agree as to whether Employee is disabled, the question will be decided by a physician to be paid by SBG and designated by SBG, subject to the approval of Employee (which approval may not be unreasonably withheld) whose determination will be final and binding on the parties.  Notwithstanding anything in this Section 4.1(b) or in this Agreement to the contrary, to the extent necessary to prevent a violation of section 409A of the Internal Revenue Code (and any guidance issued thereunder), “Disability” means a medically determinable physical or mental impairment which qualifies Employee for total disability benefits under the Social Security Act and/or which, in the opinion of the SBG (based upon such evidence as it deems satisfactory): (i) can be expected to result in death or to last at least twelve (12) months, and (ii) will prevent Employee from performing any substantial gainful activity.

(c)                                  For the purposes of this Agreement, “Cause” means any of the following:  (i) the wrongful appropriation for Employee’s own use or benefit of property or money entrusted to Employee by SBG or its direct or indirect subsidiaries, (ii) the conviction or granting of a Probation Before Judgment (or similar such finding or determination if not by a Maryland court) of a felony involving moral turpitude, deceit, or fraud, (iii) Employee’s continued willful disregard of Employee’s duties and responsibilities hereunder after written notice of such disregard and the reasonable opportunity to correct such disregard, (iv) Employee’s continued violation of SBG policy after written notice of such violations (such policy may include policies as to drug or alcohol abuse) and the reasonable opportunity to cure such violations, (v) any willful misconduct or gross negligence by Employee in the performance of his material duties and responsibilities under this Agreement; or (vi) the continued insubordination of Employee and/or Employee’s repeated failure to follow the reasonable directives of the SBG/STG CEO or the SBG Board after written notice of such insubordination or the failure to follow such reasonable directives.  Upon a termination for Cause, all of Employee’s duties as described in Section 1 of this Agreement shall terminate and the Employee’s employment under this Agreement shall cease.

(d)                                 For purposes of this Agreement, “Good Reason” means any of the following: (i) a more than five percent (5.0%)  reduction in Employee’s Base Salary (other than a reduction consistent with a company-wide reduction in pay affecting substantially all executive employees of SBG and its subsidiaries); (ii) the relocation of Employee’s principal place of employment more than fifty (50) miles from Baltimore, Maryland Metropolitan Area; (iii) a reduction in the material duties of Employee or a material change in Employee’s working conditions; or (iv) if Employee is no longer SBG’s Chief Financial Officer or no longer reports to the SBG CEO and SBG Board.

4.2.                            Termination Payments.

(a)                                 If Employee’s employment is terminated pursuant to Section 4.1(a)(1) (i.e., upon his death), SBG shall pay to the person or persons designated by Employee pursuant to Section 11.19 (or, if no such written designation has been made, Employee’s estate), all of the following:

1.                                      within thirty (30) days after the Termination Date, the pro rata portion of the Base Salary with respect to the then current year that would have been payable to Employee under Section 3.1 had the Employment Term ended on the last day of the month in which the Termination Date occurs; and

2.                                      a separation payment equal to one (1) month’s Base Salary in effect at the time of termination (not including bonuses) for each full year of his continuous employment with SBG (the “Separation Payment”).

(b)                                 If Employee’s employment is terminated pursuant to Section 4.1(a)(2) of this Agreement (i.e., upon his Disability), SBG shall pay all of the following:

1.                                      within thirty (30) days after the Termination Date, the pro rata portion of the Base Salary with respect to the then current year that would have been payable to Employee under Section 3.1 had the Employment Term ended on the last day of the month in which the Termination Date occurs;

2.                                      within thirty (30) days after the Termination Date, a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with corporate policies established by Sinclair and consistent with Section 3 of this Agreement); and

3.                                      the Separation Payment.

(c)                                  If Employee’s employment is terminated pursuant to Section 4.1(a)(3) of this Agreement (i.e., by Employee without Good Reason), SBG shall pay to the Employee within thirty (30) days after the Termination Date, the pro rata portion of the Base Salary due Employee up to and including the Termination Date, along with a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with corporate policies established by Sinclair and consistent with Section 3 of this Agreement).

(d)                                 If Employee’s employment is terminated pursuant to Section 4.1(a)(4) of this Agreement (i.e., by SBG for Cause), SBG shall pay to Employee within thirty (30) days after the Termination Date, the pro rata portion of the Base Salary due Employee up to and including the Termination Date, along with a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with corporate policies established by Sinclair and consistent with Section 3 of this Agreement).

(e)                                  If Employee’s employment is terminated pursuant to Section 4.1(a)(5) of this Agreement (i.e., by SBG without Cause) or pursuant to Section 4.1(a)(6) of this Agreement (i.e., by Employee for Good Reason), SBG shall pay Employee all of the following:

1.                                      within thirty (30) days after the Termination Date, the pro rata portion of the Base Salary with respect to the then current year that would have been payable to Employee under Section 3.1 of this Agreement had the Employment Term ended on the last day of the month in which the Termination Date occurs;

2.                                      within thirty (30) days after the Termination Date, a payment in respect of unutilized vacation time that has accrued through the Termination Date (determined in accordance with corporate policies established by Sinclair and consistent with Section 3 of this Agreement); and

3.                                      if the Employee is terminated before December 31, 2015, within thirty (30) days after the Termination Date, a payment equal to the sum of:

(i)                                     two (2) times the sum of:

(A)                               Employee’s annual Base Salary (in effect at the Termination Date or, if higher at any time within the ninety (90) days preceding such Termination Date, such higher Base Salary); and

(B)                               an amount equal to the Performance Bonus payable to Employee for his 2014 services, or if the Termination Date occurs before the determination of Employee’s eligibility for any 2014 Performance Bonus, an amount equal to 50% of his annual Base Salary); and

(C)                               an amount equal to: (1) for any termination before December 31, 2014, the Effective Date value of the Section 8.1 Option, which would have been granted on December 31, 2014, (calculated in accordance with the methodologies customarily applied by SBG in the evaluation of such Section 8.1 Option grant reportable in SBG’s annual proxy statement) had such Section 8.1 Option grant been made as of the Effective Date instead of December 31, 2014; or (2) for any termination after December 31, 2014, but before December 31, 2015, the December 31,2014 grant date value of the Section 8.1 Option grants (calculated in accordance with the methodologies applied by SBG in the evaluation of such a Section 8.1 Options and as reported in SBG’s 2014 annual proxy statement).

4.                                      if the Employee is terminated after December 31, 2015, within thirty (30) days after the Termination Date, a payment equal to the sum of

(i)                                     one (1) times the sum of:

(A)                               Employee’s annual Base Salary (as in effect at the Termination Date or, if higher at any time within the ninety (90) days preceding such Termination Date, such higher Base Salary) and

(B)                               the average of any Performance Bonus(es) paid to Employee for the two (2) calendar years immediately preceding the Termination Date (or, if the Termination Date occurs on or after the determination of the 2014 Performance Bonus payable to Employee, but prior to the determination and payment of the Performance Bonus in respect of 2015, an amount equal to the Performance Bonus payable to Employee for his 2014 services, and

(ii)                                  the amount equal to the grant date value (calculated in accordance with the methodologies customarily applied by SBG in the evaluation of such Section 8.1 Options and reported in SBG’s annual proxy statement) applicable to the Section 8.1 Option grants last preceding the Termination Date, provided such Section 8.1 Options granted last preceding the Termination Date are exercisable on the Termination Date.

5.                                      Confidentiality and Non-Competition.

5.1.                            Confidential Information.

(a)                                 During Employee’s employment hereunder (and at all times thereafter), Employee shall:

(1)                                 keep all “Confidential Information” (as defined in Section 5.1(b) of this Agreement) in trust for the use and benefit of SBG, STG, their direct and indirect subsidiaries, and all broadcast stations owned, operated, or programmed directly or indirectly by SBG, STG, or their direct or indirect subsidiaries (collectively, the “SBG Entities”);

(2)                                 not, except as (i) required by Employee’s duties under this Agreement, (ii) authorized by the SBG CEO, the SBG EVP, and/or the SBG Board, or (iii) required by law or any order, rule, or regulation of any court or governmental agency (but only after notice to SBG of such requirement), at any time during or after the termination of Employee’s employment with SBG, directly or indirectly, use, publish, disseminate, distribute, or otherwise disclose any Confidential Information;

(3)                                 take all reasonable steps necessary, or reasonably requested by any of the SBG Entities, to ensure that all Confidential Information is kept confidential for the use and benefit of the SBG Entities; and

(4)                                 upon termination of Employee’s employment or at any other time any of the SBG Entities in writing so request, promptly deliver to such SBG Entity all materials constituting Confidential Information relating to such SBG Entity (including all copies) that are in Employee’s possession or under Employee’s control.  If requested by any of the SBG Entities to return any Confidential Information, Employee will not make or retain any copy of or extract from such materials.

(b)                                 For purposes of this Section 5.1, Confidential Information means any proprietary or confidential information of or relating to any of the SBG Entities that is not generally available to the public.  Confidential Information includes all information developed by or for any of the SBG Entities (by the Employee or otherwise) concerning marketing used by any of the SBG Entities, suppliers, or customers (including advertisers) with which any of the SBG Entities has dealt prior to the Termination Date, plans for development of new services and expansion into new areas or markets, internal operations, financial information, operations, budgets, and any trade secrets or proprietary information of any type owned by any of the SBG Entities, together with all written, graphic, other materials relating to all or any of the same, and any trade secrets as defined in the Maryland Uniform Trade Secrets Act, as amended from time to time.

5.2.                            Non-Competition/Non-Hire/Non-Solicitation.

(a)                                 If Employee’s employment is terminated (i) pursuant to Section 4.1(a)(3) of this Agreement (i.e., by Employee without Good Reason) or (ii) pursuant to Section 4.1(a)(4) of this Agreement (i.e., for Cause), Employee shall not, for a period of twelve (12) months after termination, directly or indirectly, participate in any activity or business involved in the ownership or operation of any television broadcast station, any cable television channel, or similar enterprise within any Designated Market Area (as defined in Section 5.2 (f) of this Agreement) in which any of the SBG Entities owns, operates, programs, or supplies substantially all of the program services to a broadcast station immediately prior to such termination.  As used herein, “participate” means lending one’s name to, acting as a consultant or adviser for, being employed by, or acquiring any direct or indirect interest in any business or enterprise, whether as a stockholder, partner, officer, director, employee, consultant, or otherwise.

(b)                                 While employed by SBG or any of the SBG Entities, and for twelve (12) months thereafter (regardless of the reason why Employee’s employment is terminated), Employee will not directly or indirectly:

(1)                                 hire, attempt to hire, or to assist any other person or entity in hiring or attempting to hire any employee of any of the SBG Entities or any person who was an employee of any of the SBG Entities within the prior twelve (12) months period; or

(2)                                 solicit, in competition with any of the SBG Entities, the business of any customer of any of the SBG Entities or any entity whose business any of the SBG Entities solicited during the twelve (12) months period prior to Employee’s termination.

provided, however, that the foregoing provision of this Section 5.2(b) shall not restrict (i) any general solicitation for employment that is not specifically directed at employees of SBG or any of its affiliates or (ii) any solicitation of any person referred by a third-party search agency through a general search not targeted at employees of SBG or any of its affiliates.

(c)                                  Notwithstanding anything else contained in this Section 5.2, (i) Employee may at any time own, for investment purposes only, up to five percent (5%) of the stock of any publicly-held corporation whose stock is either listed on a national stock exchange or on the NASDAQ National Market System if Employee is not otherwise affiliated with such corporation, and (ii) after the Employment Term only, Employee shall not be prohibited from participating with any entity whose earnings before interest, taxes, depreciation, and amortization (“EBITDA”) from the sale, utilization, or development of digital television spectrum, when combined with the earnings derived from the operation of television stations, is twenty-five percent (25%) or less of such entity’s total EBITDA; provided, however, Employee’s participation with such entity shall not directly or indirectly be with (A) any television division, affiliate, or subsidiary of any such entity or (B) any other division, subsidiary, or affiliate of any such entity involved in the sale, utilization, or development of the digital television spectrum owned or controlled by such entity.

(d)                                 In the event that (i) SBG places all or substantially all of its television broadcast stations up for sale within twelve (12) months after termination of Employee’s employment hereunder, or (ii) Employee’s employment is terminated in connection with the disposition of all or substantially all of such television broadcast stations (whether by sale of assets, equity, or otherwise), Employee agrees to be bound by, and to execute such additional instruments as may be necessary or desirable to evidence Employee’s agreement to be bound by, the terms and conditions of any non-competition provisions contained in the purchase and sale agreement for such stations, without receiving any consideration therefore beyond that expressed in this Agreement.  Notwithstanding the foregoing, in no event shall Employee be bound by, or obligated to enter into, any non-competition provisions referred to in this Section 5.2  that extend beyond twelve (12) months from the date of termination of Employee’s employment hereunder or whose scope extends the scope of the non-competition provisions set forth in Section 5.2(a) of this Agreement.

(e)                                  The twelve (12) month time period referred to in this Section 5.2 of this Agreement shall be tolled on a day-for-day basis for each day during which Employee participates in any activity in violation of Section 5.2 of this Agreement so that Employee shall be restricted from engaging in the conduct referred to in Section 5.2 of this Agreement for a full twelve (12) months.

(f)                                   For purposes of this Section 5.2, Designated Market Area shall mean the designated market area (“DMA”) as defined by The A.C. Nielsen Company (or such other similar term as is used from time to time in the television broadcast community).

5.3                               Non-Disparagement.  Each party agrees and covenants that they will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the other party (and in the case of SBG, any SBG Entity or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties).  This does not, in any way, restrict or impede a party hereto from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Each party shall promptly provide written notice of any such order to the other party.

5.4.                            Acknowledgment.  Employee acknowledges and agrees that this Agreement (including, without limitation, the provisions of Sections 5 and 6 of this Agreement) is a condition of Employee being employed by SBG, Employee having access to Confidential Information, being eligible to receive the items referred to in Section 3 of this Agreement, Employee’s advancement at SBG/STG, and Employee being eligible to receive other special benefits at SBG/STG; and further, that this Agreement is entered into, and is reasonably necessary, to protect the SBG Entities’ investment in Employee’s training and development, and to protect the goodwill, trade secrets, business practices, and other business interests of the SBG Entities.

6.                                      Remedies.

6.1.                            Injunctive Relief.  The covenants and obligations contained in Section 5 of this Agreement relate to matters which are of a special, unique, and extraordinary character, and a violation of any of the terms of such Section will cause irreparable injury to the SBG Entities, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Therefore, SBG Entities will be entitled to an injunction, a restraining order, or other equitable relief from any court of competent jurisdiction (subject to such terms and conditions that the court determines appropriate) restraining any violation or threatened violation of any of such terms by Employee and such other persons as the court orders.  The parties acknowledge and agree that judicial action, rather than arbitration, is appropriate with respect to the enforcement of the provisions of Section 5 of this Agreement.  The forum for any litigation hereunder shall be the Circuit Court of Baltimore County or the United States District Court (Northern Division) sitting in Baltimore, Maryland.

6.2.                            Cumulative Rights and Remedies. Rights and remedies provided by Section 5 of this Agreement are cumulative and are in addition to any other rights and remedies any of the SBG Entities may have at law or equity.

7.                                      Absence of Restrictions.          Employee warrants and represents that Employee is not a party to or bound by any agreement, contract, or understanding, whether of employment or otherwise, with any third person or entity which would in any way restrict or prohibit Employee from undertaking or performing employment with SBG in accordance with the terms and conditions of this Agreement.

8.                                      Stock Options.

8.1                               Grant.  Provided that Employee’s employment has not terminated as of the date of any anticipated option grant under this Section 8.1, SBG shall grant to Employee an option to purchase one hundred Twenty-five thousand (125,000) shares of SBG Class A Common Stock (the “Shares”) par value $.01 per share, each year for eight consecutive years (the “Section 8.1 Options”), with the first grant of any Section 8.1 Options being made on December 31, 2014 and each successive grant of Section 8.1 Options being made on the next and succeeding anniversary dates of the first grant, with the last grant of Section 8.1 Options being on December 31, 2021.

8.2                               Terms.  Each Section 8.1 Option shall be granted pursuant to the terms of a written award agreement between SBG and Employee, which award agreement shall be issued pursuant to the SBG 1996 Long Term Incentive Plan, as Amended (a copy of which is attached to this Agreement as Exhibit B) or any successor plan thereto (either such plan, “LTIP”).  Each such option:

(i)                                     shall be immediately exercisable in full;

(ii)                                  shall be exercisable until the earlier to occur of

(a) the expiration of a period of ten (10) years from the date on which such option was granted, or

(b) the time at which (x) the sum of the fair market values of all of the whole Shares acquired by the Employee as a result of the exercise of any Section 8.1 Options, in each case determined as of the date of such Shares were acquired by exercise of a Section 8.1 Option, minus (y) the aggregate exercise prices payable in respect of the Shares described in subclause (x) shall first equal Twenty Million Dollars ($20,000,000);

(iii)                               shall have an option exercise price equal to the fair market value of the SBG Class A Common Stock on the date such Section 8.1 Option is granted, and

(iv)                              may contain other terms and conditions which are not inconsistent with the provisions of this Section 8.1 or the LTIP; provided that such additional terms shall not impair, diminish or limit in any way the rights of Employee from those contemplated by this Section 8.1 or impose any conditions on the exercise of, or Employee’s right to receive and retain the value provided by, any such Section 8.1 Option.

9.                                      Proprietary Rights.

9.1.                            Work Product.  Employee acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by Employee individually or jointly with others during the period of his employment by SBG and relating in any way to the business or contemplated business, research or development of the SBG or any SBG Entity (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, the “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), mask works, patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, the “Intellectual Property Rights”), shall be the sole and exclusive property of SBG.  For purposes of this Agreement, Work Product includes, but is not limited to, SBG group information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, designs, styles, models, audiovisual programs, inventions, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, marketing information, advertising information, and sales information.

9.2.                            Work Made for Hire; Assignment.  Employee acknowledges that, by reason of being employed by SBG at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by SBG.  To the extent that the foregoing does not apply, Employee hereby irrevocably assigns to SBG, for no additional consideration, Employee’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world.  Nothing contained in this Agreement shall be construed to reduce or limit SBG’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that SBG would have had in the absence of this Agreement.

9.3                               Further Assurances; Power of Attorney.  During and after his employment, Employee agrees to reasonably cooperate with SBG to (a) apply for, obtain, perfect and transfer to the SBG the Work Product as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, executing and delivering to SBG any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by SBG.  Employee hereby irrevocably grants SBG power of attorney to execute and deliver any such documents on Employee’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to SBG and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Employee does not promptly cooperate with SBG’s request (without limiting the rights SBG shall have in such circumstances by operation of law).  The power of attorney is coupled with an interest and shall not be affected by Employee’s subsequent incapacity.

9.4.                            No License.  Employee understands that this Agreement does not, and shall not be construed to, grant Employee any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to him by SBG.

10.                               Security.  Employee agrees and covenants (a) to comply with all SBG security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, SBG intranet internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords, and any and all other SBG resources and communication technologies (collectively, the “Facilities Information Technology and Access Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the SBG; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of Employee’s employment by the SBG, whether termination is voluntary or involuntary.  Employee agrees to notify SBG promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or tampering with any Facilities and Information Technology Access Resources or other SBG Entity property or materials by others.

11.                               Miscellaneous.

11.1.                     Attorneys’ Fees.  In any action, litigation, or proceeding (collectively, “Action”) between the parties arising out of or in relation to this Agreement, the prevailing party in the Action will be awarded, in addition to any damages, injunctions, or other relief, and without regard to whether such Action is prosecuted to final appeal, such party’s costs and expenses, including reasonable attorneys’ fees.  Subject to SBG’s receipt of an itemized statement of account from the attorney for the Employee, SBG shall pay Employee’s attorney directly or, if such attorney has already been paid by the Employee, shall reimburse Employee for Employee’s attorney’s fees incurred in the negotiation of this Agreement, up to a maximum of Twenty Thousand Dollars and no cents ($20,000.00).

11.2.                     Headings.  The descriptive headings of the Sections of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement.

11.3.                     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) oral or written confirmation of a receipt of a facsimile transmission, (b) confirmed delivery of a standard overnight courier or when delivered by hand, or (c) the expiration of five (5) business days after the date mailed, postage prepaid, to the parties at the following addresses:

If to SBG to:	Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Cockeysville, Maryland 21030
	Attn:	Chief Executive Officer

With a copy to:	Steven A. Thomas, Esquire
Thomas & Libowitz, P.A.
100 Light Street, Suite 1100
Baltimore, Maryland 21202

If to Employee to:	Employee’s address as listed
from time to time, in the
personnel records of
SBG (or any affiliate thereof)

With a copy to:	Lawrence K. Cagney, Esquire
Debevoise & Plimpton, LLP
919 Third Avenue
New York, New York 10022

or to such other address as will be furnished in writing by any party.  Any such notice or communication will be deemed to have been given as of the date so mailed.

11.4.                     Assignment.  SBG may not assign, transfer, or delegate SBG’s rights or obligations under this Agreement and any attempt to do so is void; provided, SBG may assign this Agreement to any subsidiary of SBG, any parent of SBG; provided such assignment shall not relieve SBG of its obligations hereunder, and Employee hereby consents and agrees to be bound by any such assignment by SBG.  Employee may not assign, transfer, or delegate Employee’s rights or obligations under this Agreement and any attempt to do so is void.  This Agreement is binding on and inures to the benefit of the parties, their successors and assigns, and the executors, administrators, and other legal representatives of Employee.  No other third parties, other than SBG Entities, shall have, or are intended to have, any rights under this Agreement.

11.5.                     Counterparts.  This Agreement may be signed in one or more counterparts.

11.6.                     Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND (REGARDLESS OF THE LAWS THAT MIGHT BE APPLICABLE UNDER PRINCIPLES OF CONFLICTS OF LAW) AS TO ALL

MATTERS (INCLUDING VALIDITY, CONSTRUCTION, EFFECT, AND PERFORMANCE.)

11.7.                     Severability.  If the scope of any provision contained in this Agreement is too broad to permit enforcement of such provision to its full extent, then such provision shall be enforced to the maximum extent permitted by law, and Employee hereby consents that such scope may be reformed or modified accordingly and enforced as reformed or modified in any proceeding brought to enforce such provision.  Subject to the immediately preceding sentence, whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision, to the extent of such prohibition or invalidity, shall not be deemed to be a part of this Agreement, and shall not invalidate the remainder of such provision or the remaining provisions of this Agreement.

11.8.                     Entire Agreement.  This Agreement constitutes the entire agreement of Employee and SBG regarding Employee’s employment by SBG.  This Agreement amends, supersedes, and replaces all prior agreements and understandings, written or verbal, formal or informal, among the parties with respect to the employment of Employee by SBG, including the subject matter of this Agreement.  This Agreement may not be amended or modified except by agreement in writing, signed by the party against whom enforcement of any waiver, amendment, modification, or discharge is sought.  Notwithstanding anything herein to the contrary, this Agreement is not intended to supersede, amend, replace or in any way effect any Restricted Stock Award Agreement between SBG and Employee, all of which agreements shall remain in full force and effect without modification thereto.

11.9.                     Interpretation.                This Agreement is being entered into among competent and experienced businessmen (who have had an opportunity to consult with counsel), and any ambiguous language in this Agreement will not necessarily be construed against any particular party as the drafter of such language.

11.10.              Continuing Obligations.  The provisions contained in the following Sections of this Agreement will continue and survive the termination of this Agreement: Sections 4.1, 4.2, 5, 6, 8 and 9.

11.11.              Taxes.  SBG may withhold from any payments under this Agreement all applicable federal, state, city, or other taxes required by applicable law to be so withheld.

11.12.              Waiver of Jury Trial.  SBG AND EMPLOYEE DO HEREBY JOINTLY AND SEVERALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH BOTH ARE PARTIES ARISING OUT OF, OR IN ANY MANNER PERTAINING TO, THIS AGREEMENT.  IT IS UNDERSTOOD AND AGREED THAT THIS WAIVER CONSTITUTES A WAIVER OF THE RIGHT TO TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS.  THIS WAIVER IS KNOWINGLY, VOLUNTARILY, AND WILLINGLY MADE BY EMPLOYEE AND SBG, AND EACH REPRESENTS AND WARRANTS TO THE OTHER THAT NO REPRESENTATIONS OF FACTS OR

OPINION HAVE BEEN MADE BY ANY PERSON TO INDUCE THIS WAIVER OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. STILL FURTHER, EMPLOYEE AND SBG EACH REPRESENTS TO THE OTHER THAT EACH HAS BEEN REPRESENTED BY COUNSEL SELECTED BY SUCH PARTY TO REVIEW OR PREPARE THIS AGREEMENT OR, IF NOT REPRESENTED, THAT SUCH PARTY HAS BEEN ADVISED, AND HAS HAD THE OPPORTUNITY, TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL TO REVIEW THIS AGREEMENT PRIOR TO SIGNING THIS AGREEMENT.

11.13.              Exclusion from ERISA and Retirement and Fringe Benefit Computation.  Employee and SBG do hereby jointly and severally acknowledge and agree that this Agreement shall not be regarded as an “employee benefit plan” under 29 U.S.C. § 1002(3); provided, however, that if this Agreement is ever regarded as an “employee benefit plan” under 29 U.S.C. § 1002(3), Employee and SBG acknowledge and agree that this Agreement shall be regarded as a plan which is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees under 29 U.S.C. § 1051(2).  Unless specifically provided otherwise pursuant to a separate plan or agreement, any payment of the Special Incentive Bonus under this Agreement shall not be taken into account as “wages,” “salary” or “compensation” in determining eligibility or benefits under (i) any pension, retirement, profit sharing or other qualified or nonqualified plan of deferred compensation, (ii) any employee welfare or fringe benefit plan, including, but not limited to, group life insurance and disability, or (iii) any form of extraordinary pay, including, but not limited to, bonuses, sick pay, and vacation pay.

11.14.              Section 409A Compliance.  This Agreement may not be amended in any way that results in a violation of section 409A of the Internal Revenue Code or any regulatory or other guidance issued by the Internal Revenue Service thereunder.  In particular, except to the extent permitted by regulatory or other guidance issued by the Internal Revenue Service under section 409A(a)(3) of the Internal Revenue Code, no amendment of this Agreement shall in any way (including a change in form of distribution) result in acceleration of the timing or amount of any payment (or any portion thereof) of deferred compensation that is due under this Agreement.  An amendment that permits acceleration for any one or more of the reasons that constitute exceptions to the prohibition on acceleration of payments, pursuant to Treas. Regs. § 1.409A-3(j) (as presently written or as hereafter amended, finalized, replaced or supplemented), shall not be deemed to be in violation of this Section 9.14.  Notwithstanding any provision of this Agreement to the contrary, if at the time of any Earned Bonus Date, as defined in Section 8.1 of this Agreement, Employee is regarded as a “specified employee” within the meaning of section 409A(a)(2)(B) of the Code and the regulations promulgated thereunder, he may not receive any payment(s) of “deferred compensation” upon any “separation from service” as determined by SBG in accordance with section 409A(a)(2)(A)(i) of the Internal Revenue Code and the regulations promulgated thereunder, unless such payment(s) are made on or after the date that is six months after the date of such separation from service (or if earlier, the date of death of such specified employee.)   Instead, any such payments to which such specified employee would otherwise be entitled during the first six (6) months following such separation from service shall be accumulated and paid on the first day of the seventh month following the date of separation from service.

11.15.              No Right to Employment.  Nothing herein contained is intended to or shall be construed as conferring upon Employee any right to continue in the employ of SBG.

11.16.              Enforcement.  The location of any arbitration regarding this Agreement shall be Baltimore County, Maryland.  The forum for any litigation involving this Agreement shall be the Circuit Court of Baltimore County or the United States District Court (Northern Division) sitting in Baltimore, Maryland.  In the event that either party institutes an action to enforce or interpret any provision of this Agreement, the non-prevailing party shall pay to the prevailing party all costs and expenses (including a reasonable sum for attorneys’ fees and all expert witness fees) incurred by the prevailing party in connection with any such action as determined by the finder of fact in such proceeding.

11.17.              Independent Legal Counsel.  The undersigned understand and acknowledge that this Agreement was prepared by counsel for SBG.  The undersigned understand that Employee and SBG may be adverse to each other regarding terms and conditions set forth in this Agreement.  The undersigned acknowledge that counsel to SBG has not represented Employee in connection with the preparation of this Agreement nor provided Employee with any legal or other advice in connection with this Agreement and that Employee has been advised and urged to seek independent professional legal, tax, and financial advice in connection with deciding to enter into this Agreement.

11.18.              Arbitration and Extension of Time.  EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 6 OF THIS AGREEMENT, ANY DISPUTE OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE DETERMINED AND SETTLED BY ARBITRATION IN BALTIMORE COUNTY, MARYLAND IN ACCORDANCE WITH THE COMMERCIAL RULES OF THE AMERICAN ARBITRATION ASSOCIATION THEN IN EFFECT, AND THE FEDERAL ARBITRATION ACT, 9 U.S.C. § 1 ET SEQ., AND JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION.  THE EXPENSES OF THE ARBITRATION SHALL BE BORNE BY THE NON-PREVAILING PARTY TO THE ARBITRATION, INCLUDING, BUT NOT LIMITED TO, THE COST OF EXPERTS, EVIDENCE, AND LEGAL COUNSEL, AS DETERMINED BY THE ARBITRATOR(S) IN ANY SUCH PROCEEDING.  WHENEVER ANY ACTION IS REQUIRED TO BE TAKEN UNDER THIS AGREEMENT WITHIN A SPECIFIED PERIOD OF TIME AND THE TAKING OF SUCH ACTION IS MATERIALLY AFFECTED BY A MATTER SUBMITTED TO ARBITRATION, SUCH PERIOD SHALL AUTOMATICALLY BE EXTENDED BY THE NUMBER OF DAYS, PLUS TEN (10) THAT ARE TAKEN FOR THE DETERMINATION OF THAT MATTER BY THE ARBITRATOR(S).  NOTWITHSTANDING THE FOREGOING, THE PARTIES AGREE TO USE THEIR BEST REASONABLE EFFORTS TO MINIMIZE THE COSTS AND FREQUENCY OF ARBITRATION HEREUNDER.

11.19.              Payment to Beneficiaries and Beneficiary Designation.

(a)                                 In the event of Employee’s death at a time when Employee is entitled to receive but has not yet received any cash payments pursuant to this Agreement, any such remaining payments shall be paid to Employee’s beneficiaries.

(b)                                 Simultaneously with the execution of this Agreement, Employee shall designate one or more beneficiaries to receive the cash payments referred to in Section 9.19(a) of this Agreement.  Such beneficiary designation shall be set forth in Exhibit A attached hereto and made a part hereof, and may be modified by Employee at any time, and from time to time, by execution of a new Exhibit A.  Each designation of beneficiary will revoke all prior designations by Employee.

(c)                                  If the primary beneficiaries named by Employee die before Employee, and there are no living contingent beneficiaries named by Employee, SBG shall direct distribution of the cash payments payable pursuant to this Agreement to the legal representative of the estate of Employee.

11.20.              Payments to Minors.  If any person to whom any cash payment is due under this Agreement is a minor, or is reasonably found by SBG to be incompetent by reason of physical or mental disability, SBG shall have the right to cause such payments becoming due to such person to be made to another for his benefit, without responsibility of SBG to see to the application of the payment of any such payments, and such payment will constitute a complete discharge of the liabilities of SBG with respect thereto.

11.21.                                      Publicity.  Employee hereby irrevocably consents to customary uses and displays, by any SBG entity and its agents, representatives and licensees (consistent with SBG’s use of similar information of other executives of SBG), of Employee’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during the period of his employment by the SBG, for all legitimate commercial and business purposes of SBG (“Permitted Uses”) without further consent from or royalty, payment or other compensation to Employee. Employee hereby forever waives and releases SBG and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his employment by SBG, arising directly or indirectly from SBG and its agents’, representatives’ and licensees’ exercise of their rights in connection with any Permitted Uses.

[THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.]

[THE SIGNATURES OF THE PARTIES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

SINCLAIR BROADCAST GROUP, INC.
(on behalf of itself and any applicable Sinclair
Entities)

By:
Name:
Title:

EMPLOYEE:

Christopher Ripley

[BENEFICIARY DESIGNATION FORM APPEARS AS EXHIBIT “A”]

EXHIBIT A

EMPLOYMENT AGREEMENT

BETWEEN SINCLAIR BROADCAST GROUP, INC. AND THE UNDERSIGNED EMPLOYEE

DESIGNATION OF BENEFICIARY

By virtue of my right under the Agreement by and between Sinclair Broadcast Group, Inc. and Christopher Ripley to designate the beneficiary(ies) of benefits payable under the Agreement, and subject to any future exercise of said right by me, I hereby direct that any and all such benefits shall be paid, in accordance with the terms of the Agreement, to the person(s) named below who are living at the time of my death, and, unless otherwise expressly indicated, in equal shares among them if more than one such person shall be living at the time of my death:

PRIMARY BENEFICIARIES:
Name	Relationship	Address

Name	Relationship	Address

Name	Relationship	Address

In the event that no primary beneficiary shall be living at the time of my death, I hereby direct that any remaining payment(s) shall be made to those person(s) named below who are living at the time of my death, and, unless otherwise expressly indicated, in equal shares among them if more than one such person shall be living at the time of my death:

CONTINGENT BENEFICIARIES:
Name	Relationship	Address

Name	Relationship	Address

Name	Relationship	Address

i

In the further event that none of the persons named above, either as primary or contingent beneficiaries, shall be living at the time of my death, any remaining payment(s) shall be made to my estate pursuant to the Agreement.

NOTE: If so specified in the above designations, “person” includes a trust or corporation.

Christopher Ripley

Witness		(Employee Signature)	Date

RECEIPT ACKNOWLEDGED:

By:
Date

ii

EXHIBIT B

1996 Long-Term Incentive Plan

I

ALTERNATIVE METHOD OF COMPLIANCE WITH ERISA

REPORTING AND DISCLOSURE REQUIREMENTS

Statement Pursuant to DOL Regulations §2520.104-23

TO:	Top Hat Plan Exemption
Pension and Welfare Benefits Administration
Room N-1513
U.S. Department of Labor
200 Constitution Avenue, NW.
Washington, D.C. 20210

FROM:	Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Cockeysville, Maryland 21030
EIN:

DATE:

NAME OF ARRANGEMENT:	Sinclair Broadcast Group, Inc. Deferred Compensation Plan

DATE ADOPTED:

NUMBER OF EMPLOYEES:	4

The above named employer maintains an arrangement primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

This is a protective filing only.  The SBG does not believe that the arrangement constitutes an employee benefit plan under 29 USC §1002(3).

The arrangement currently covers four members of a select group of management or highly compensated employees. The address and SBG identification number of the above named SBG is:

SINCLAIR BROADCAST GROUP, INC.
10706 Beaver Dam Road
Cockeysville, Maryland 21030
EIN:

Sincerely,

SINCLAIR BROADCAST GROUP, INC.

By:

a